Exhibit 99.1

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
October 24, 2013	904-398-9400

LANDSTAR SYSTEM REPORTS THIRD QUARTER RESULTS

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported 2013 third quarter net income of $29.2 million, or $0.64 per diluted share, on revenue of $680.5 million. Gross profit margin, representing gross profit (gross profit defined as revenue less the cost of purchased transportation and commissions to agents) divided by revenue, was 16.0 percent and operating margin, representing operating income divided by gross profit, was 43.9 percent. The lower than anticipated operating margin and diluted earnings per share amounts were almost entirely the result of unexpectedly high insurance and claims expense in the 2013 third quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2013 third quarter was $627.5 million, or 92 percent of revenue. Truck transportation revenue hauled via van trailing equipment and unsided/platform equipment represented 59 percent and 38 percent, respectively, of truck transportation revenue in the 2013 third quarter compared to 56 percent and 41 percent, respectively, in the 2012 third quarter. Less-than-truckload revenue was 3 percent of truck transportation revenue in both the 2013 and 2012 third quarters. Revenue hauled by rail, air and ocean cargo carriers was $38.8 million in the 2013 third quarter.

Commenting on Landstar’s 2013 third quarter performance, Landstar Chairman, President and CEO, Henry Gerkens said, “Revenue in the 2013 third quarter was equal to revenue reported in the Company’s 2013 second quarter and at the low-end of the 2013 third quarter revenue guidance provided in our 2013 third quarter mid-quarter update call on August 29th. Gradual improvement in revenue trends experienced in

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July and August slowed into September, primarily from a lower than expected number of loads and revenue per load on truck transportation revenue. During the 2013 third quarter, and consistent with the first half of 2013 compared to the first half of 2012, the Company experienced softness in both the number of loads and revenue per load from revenue hauled on unsided/platform equipment compared to the 2012 third quarter. Gross profit margin in the 2013 third quarter was in-line with our previously issued guidance; however, operating margin of 43.9 percent was lower than anticipated and was almost entirely the result of higher than expected insurance and claims expense reported in the 2013 third quarter. The Company’s typical historical practice for each quarter is to forecast insurance and claims expense to be equal to Landstar’s trailing five year historical average of insurance and claims expense as a percentage of BCO revenue.”

“The amount of insurance and claims expense recorded in the 2013 third quarter was much higher than that historical average as a result of increased loss reserve levels. On the other hand, 2012 third quarter insurance and claims expense as a percentage of BCO revenue was well below that historical five year average due to favorable development of prior year claims. The unusually large variance in insurance and claims expense in the 2013 third quarter over the 2012 third quarter had a significant unanticipated negative impact on the quarter over quarter comparison of operating income, operating income margin and diluted earnings per share.”

Gerkens continued, “The U.S. economy continues to experience very slow growth. During the first several weeks of October, revenue per load on the Company’s truck transportation revenue continues to be lower than prior year, generally due to softness in the unsided/platform service offering. In particular, the Company has experienced weaker demand for its heavy/specialized services throughout 2013 compared to 2012. Currently, we do not believe we have seen signs that point to a significant change in U.S. industrial output in the near term. We also note that there has recently been a great deal of acquisition and divestiture activity in markets in which the Company competes, as well as the transportation sector more generally, and that historically, the Company has looked to be opportunistic but prudent when engaging in acquisition and/or divestiture activity. In light of this activity, we regularly evaluate acquisition and divestiture opportunities available to us, including in the near term.”

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“Based on current trends, and assuming insurance and claims expense for the 2013 fourth quarter based on a five year historical average of insurance and claims expense as a percentage of BCO revenue, I anticipate revenue to be in a range of $650 million to $700 million and diluted earnings per share to be within a range of $0.62 to $0.70. Also, it should be noted that favorable resolutions of various tax matters lowered the Company’s effective tax rate in the 2012 fourth quarter. Those favorable resolutions of tax matters contributed approximately $0.08 per diluted share to the $0.73 diluted earnings per share reported in the 2012 fourth quarter. No such tax benefits are anticipated in the 2013 fourth quarter. Also, consistent with our historical practices, our range of estimates on 2013 fourth quarter revenue and diluted earnings per share also does not give effect to the impact of any potential acquisition or divestiture that may be or become available to the Company.”

Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 2:00 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Third Quarter 2013 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third-party capacity providers; decreased demand for transportation services;

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substantial industry competition; disruptions or failures in our computer systems; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; acquired businesses; intellectual property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2012 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time-to-time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2008 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Revenue	$1,988,182	$2,102,164	$680,521	$717,168
Investment income	1,111	1,185	366	393
Costs and expenses:
Purchased transportation	1,510,984	1,603,865	517,955	548,162
Commissions to agents	156,480	162,728	53,651	56,036
Other operating costs, net of gains on asset dispositions	15,557	17,635	6,031	6,447
Insurance and claims	37,040	28,411	13,386	8,010
Selling, general and administrative	105,220	113,916	34,244	37,455
Depreciation and amortization	22,833	20,476	7,840	7,072

Total costs and expenses	1,848,114	1,947,031	633,107	663,182

Operating income	141,179	156,318	47,780	54,379
Interest and debt expense	2,367	2,312	856	818

Income before income taxes	138,812	154,006	46,924	53,561
Income taxes	52,360	58,203	17,678	20,460

Net income	$86,452	$95,803	$29,246	$33,101

Earnings per common share	$1.87	$2.05	$0.64	$0.71

Diluted earnings per share	$1.87	$2.04	$0.64	$0.71

Average number of shares outstanding:
Earnings per common share	46,156,000	46,775,000	45,708,000	46,614,000

Diluted earnings per share	46,323,000	46,964,000	45,856,000	46,732,000

Dividends paid per common share	$—	$0.170	$—	$0.060

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	Sept. 28 2013	Dec. 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$97,552	$74,284
Short-term investments	34,568	35,528
Trade accounts receivable, less allowance of $8,252 and $8,650	394,796	408,787
Other receivables, including advances to independent contractors, less allowance of $3,955 and $4,657	77,169	55,278
Deferred income taxes and other current assets	18,983	18,067

Total current assets	623,068	591,944

Operating property, less accumulated depreciation and amortization of $157,901 and $158,999	184,441	158,953
Goodwill	57,470	57,470
Other assets	85,953	71,054

Total assets	$950,932	$879,421

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$26,894	$33,647
Accounts payable	194,134	188,981
Current maturities of long-term debt	27,347	19,016
Insurance claims	89,877	64,509
Other current liabilities	32,922	38,186

Total current liabilities	371,174	344,339

Long-term debt, excluding current maturities	90,709	95,125
Insurance claims	23,119	21,896
Deferred income taxes and other non-current liabilities	42,669	38,607
Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,013,297 and 66,859,864 shares	670	669
Additional paid-in capital	178,952	173,976
Retained earnings	1,129,408	1,042,956
Cost of 21,296,347 and 20,411,736 shares of common stock in treasury	(886,135)	(839,517)
Accumulated other comprehensive income	366	1,370

Total shareholders’ equity	423,261	379,454

Total liabilities and shareholders’ equity	$950,932	$879,421

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Revenue generated through (in thousands):
Business Capacity Owners (1)	$987,914	$1,057,109	$342,366	$355,861
Truck Brokerage Carriers	837,005	886,532	285,183	307,600
Rail intermodal	55,450	55,002	18,762	18,782
Ocean and air cargo carriers	65,082	60,227	20,061	20,100
Other (2)	42,731	43,294	14,149	14,825

	$1,988,182	$2,102,164	$680,521	$717,168

Number of loads:
Business Capacity Owners (1)	591,200	616,200	198,830	201,050
Truck Brokerage Carriers	495,240	510,360	163,500	176,760
Rail intermodal	22,100	22,290	7,710	7,470
Ocean and air cargo carriers	12,370	11,760	4,330	3,850

	1,120,910	1,160,610	374,370	389,130

Revenue per load:
Business Capacity Owners (1)	$1,671	$1,716	$1,722	$1,770
Truck Brokerage Carriers	1,690	1,737	1,744	1,740
Rail intermodal	2,509	2,468	2,433	2,514
Ocean and air cargo carriers	5,261	5,121	4,633	5,221

			September 28, 2013	September 29, 2012

Truck Capacity Providers
Business Capacity Owners (1) (3)			7,890	8,074

Truck Brokerage Carriers:
Approved and active (4)			21,171	20,474
Approved			11,143	9,315

			32,314	29,789

Total available truck capacity providers			40,204	37,863

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(2)	Includes premium revenue generated by the insurance segment and warehousing and transportation management fee revenue generated by the transportation logistics segment.
(3)	Trucks provided by Business Capacity Owners were 8,410 and 8,596 at September 28, 2013 and September 29, 2012, respectively.
(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.